EXHIBIT 99.1

PINNACLE ENTERTAINMENT, INC.
3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Dan Lee — Chairman & CEO
Alain Uboldi — COO
Steve Capp — CFO
Chris Plant or Lewis Fanger — Investor Relations
Pauline Yoshihashi — Media
PINNACLE ENTERTAINMENT REPORTS THIRD QUARTER 2009 RESULTS
Cash Flows Increase in the Year–Over–Year Period
LAS VEGAS, October 29, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the third quarter and nine months ended September 30, 2009.
For the third quarter ended September 30, 2009, revenues were $265 million, a 1.0% increase from $263 million generated in the prior-year period. Consolidated Adjusted EBITDA(1) rose 8.2% to $43.1 million in the 2009 third quarter from $39.9 million in the prior-year period. Three of the Company’s five most significant casinos had increases to Adjusted EBITDA, despite the difficult economy. The quarterly results reflect the continued improvement of operations at Lumière Place and overall cost controls, partially offset by heightened competition in some markets and general economic conditions. In the 2008 third quarter, weather-related closures of L’Auberge du Lac, Boomtown New Orleans and the President Casino adversely affected results.
On a U.S. GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported a net loss of $21.9 million, or $0.37 per share, for the third quarter of 2009. U.S. GAAP net loss for the 2008 third quarter was $11.8 million, or $0.20 per share. Such results reflect significant pre-opening and development costs and non-cash charges related to share-based compensation in both periods. The 2009 third quarter also includes an $8.8 million charge related to the early extinguishment of some of the Company’s debt.
Nine-Month Results

For the nine months ended September 30, 2009, revenues increased to $801 million from $786 million in the prior-year period. Consolidated Adjusted EBITDA rose 27.5% to $145 million in the nine months ended September 30, 2009 from $114 million in the prior-year period. The 2009 results reflect improved operating efficiencies at Lumière Place relative to its start-up period; full utilization in 2009 of the hotel expansion that opened in late 2007 and early 2008 at L’Auberge du Lac; the hurricane effects noted above; and efforts to control overall costs, partially offset by general economic conditions.
On a U.S. GAAP basis, net loss for the first nine months of 2009 was $16.3 million versus a net loss of $24.9 million for the first nine months of 2008. The 2009 period reflects a $12.9 million gain on sale of equity securities and the $8.8 million loss on early extinguishment of debt. The 2008 period reflects a $22.6 million impairment of investment in those same equity securities.
“We are pleased that consolidated revenues and Adjusted EBITDA grew from last year’s third quarter, despite continued softness in the overall economy and consumer confidence,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “In particular, Lumière Place achieved record quarterly results. As we transition into 2010, we remain focused on our near- and long-term growth plans, including the opening of River City in the spring, ongoing construction at Sugarcane Bay in Lake Charles, Louisiana, and preparations for our planned casino in Baton Rouge.”

Recent Developments
•
In July 2009, Pinnacle issued $450 million in aggregate principal amount of new 8.625% senior notes due 2017, which were priced at 98.597% of par to yield 8.875% to maturity. The Company used the net proceeds from the offering to repay approximately $206 million in revolving credit borrowings under its credit facility; to retire all $135 million in aggregate principal amount of its 8.75% senior subordinated notes due 2013; to repurchase $75 million in aggregate principal amount of its 8.25% senior subordinated notes due 2012; and the balance for general corporate purposes.

•
Construction continues at the Company’s River City casino project in south St. Louis County, Missouri. The installation of slot machines is expected to begin in early November. Interior finish work is progressing throughout the public space and restaurant venues, and installation of the kitchen equipment has begun. Additionally, exterior paving and landscaping is well underway. The Company anticipates opening River City in the spring of 2010, subject to various regulatory approvals.

•
In October 2009, Pinnacle began the foundation work for Sugarcane Bay, the Company’s casino-resort project in Lake Charles, Louisiana. Located adjacent to L’Auberge du Lac, Sugarcane Bay is expected to include a casino with approximately 1,500 slot machines, 50 table games, and a poker room; a 400-guestroom hotel; a significant entertainment and convention facility; and several dining options. Consistent with earlier budget estimates, Sugarcane Bay is expected to cost approximately $391 million, excluding capitalized interest and start up cash.

•
Entitlement and design work for the Company’s project in Baton Rouge continues. In October 2009, the Louisiana Gaming Control Board granted Pinnacle until March 31, 2010 to enter into a construction contract for the project. The gaming entertainment complex will be located on 575 acres owned by Pinnacle and is expected to include a casino, a 100-guestroom hotel, and several dining and entertainment options.

•
In August 2009, the Missouri Gaming Commission rejected Pinnacle’s plan to replace The Admiral Riverboat, on which we operate the President Casino, with one of the two much newer riverboat casinos acquired from a competitor in Lake Charles in 2006. Pinnacle is appealing such decision in the Missouri Court of Appeals, Western District. Meanwhile, the current certification by the American Bureau of Shipping (“ABS”) of the hull of The Admiral expires in July 2010. Pinnacle is now planning to repair the hull of The Admiral, with an estimated cost of less than $10 million. With such repairs, Pinnacle expects to qualify for an extension of the ABS operating certificate.

Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com. Additionally, the Company has a River City website with job and vendor information, which is accessible at www.rivercity.com.
Property Highlights
L’Auberge du Lac

L’Auberge du Lac generated revenues of $85.8 million in the third quarter of 2009, an improvement from $81.8 million in the 2008 period. Adjusted EBITDA of $19.2 million for the third quarter of 2009 increased from $18.6 million for the third quarter of 2008. The 2008 period’s results reflect the closure of L’Auberge du Lac for nine days due to Hurricanes Gustav and Ike.

Boomtown New Orleans

For the 2009 third quarter, revenues and Adjusted EBITDA at Boomtown New Orleans were $32.6 million and $7.8 million, respectively. Heightened competition, principally from the Mississippi Gulf Coast market, has adversely affected the entire New Orleans market. In response, the Company is revising certain aspects of the marketing program at Boomtown New Orleans. For the 2008 third quarter, revenues and Adjusted EBITDA were $37.4 million and $11.3 million, respectively. The 2008 period’s results reflect the closure of Boomtown New Orleans for six days due to Hurricane Gustav.
Lumière Place

The Lumière Place complex consists of the Lumière Place Casino, Four Seasons Hotel St. Louis and HoteLumière. Consistent with most new casino openings, operations at Lumière Place improved substantially in the third quarter of 2009 as compared to the prior-year quarterly period, as the property moved past the early start-up inefficiencies of 2008. The complex also benefited from full operation of its two hotels, which opened in stages during the first half of 2008; its showroom, which opened in August 2008; and the November 2008 passage of Proposition A, which removed certain betting restrictions in the state of Missouri. In the 2009 third quarter, revenues increased by 21.7% to a record $55.6 million from $45.7 million in the 2008 period. Adjusted EBITDA rose to a record $11.0 million in the 2009 third quarter from $3.2 million in the prior-year period.
Belterra Casino Resort

For the third quarter of 2009, Belterra’s revenues were $41.7 million compared to $43.9 million in the 2008 period. Adjusted EBITDA was $7.2 million in the third quarter of 2009 versus $8.5 million in the prior-year period. These results reflect the opening of expanded and enhanced casinos at two competing facilities, as well as general economic conditions. One of such expansions was the opening of a permanent casino at a racetrack near Indianapolis, replacing a temporary facility that had opened in 2008. The other was the replacement in June 2009 of a 13-year-old riverboat with a new $336 million facility at a casino near Cincinnati.
Boomtown Bossier City

Revenues at Boomtown Bossier City for the 2009 third quarter were $23.3 million compared to $22.5 million in the same 2008 period. Adjusted EBITDA increased 12.1% to $5.1 million in the 2009 third quarter from $4.5 million in the same 2008 period. The property’s results are reflective of a focus on its marketing programs and continued improvement of the slot floor, and were achieved despite the difficult economy and expansions at competing tribal casinos in Oklahoma.
Casino Magic Argentina

Casino Magic Argentina consists of a sizable casino-hotel facility in the city of Neuquén and several smaller casinos in other parts of the Province of Neuquén. Revenues for the third quarter of 2009 were $9.1 million versus $11.4 million in the prior-year quarter. Adjusted EBITDA was $2.4 million and $3.7 million for the third quarter of 2009 and 2008, respectively. The declines reflect a weaker Argentine peso exchange rate compared to the dollar and higher labor costs, as well as weakness in the Argentine economy. The H1N1 influenza epidemic during the Argentine winter may also have affected people’s willingness to congregate at places such as casinos, especially given that vaccines were generally not readily available in Argentina.
Boomtown Reno

At Boomtown Reno, revenues were $11.5 million in the 2009 third quarter compared to $14.9 million in the prior-year period. Adjusted EBITDA loss was $146,000 in the 2009 third quarter compared to positive Adjusted EBITDA of $505,000 in the third quarter of 2008. Competition from an additional tribal casino in California and a decline in general economic conditions continue to adversely affect revenues.
President Casino

At the President Casino, revenues were $5.0 million for the third quarter of 2009 compared to $5.2 million for the prior-year quarter. Benefiting from a more efficient operating structure, the Adjusted EBITDA loss of $700,000 in the 2009 third quarter was an improvement from the Adjusted EBITDA loss of $1.7 million in the prior-year third quarter. During the 2008 period, operations at the President Casino were adversely affected by temporary flood-related closures.

Other Items

Corporate Expenses. Consistent with prior quarters in 2009, corporate overhead for the three months ended September 30, 2009 was below the prior-year quarter, with the current quarterly expense at $8.7 million compared to $8.9 million in the third quarter of 2008. This decline has been achieved despite the current and anticipated growth of the Company.
Pre-opening and Development Costs. For details regarding the pre-opening and development costs, see the attached supplemental information table.
Interest Expense. Interest expense for the three months ended September 30, 2009 and 2008, before capitalized interest, was $22.5 million and $19.6 million, respectively. The increase was primarily due to the replacement of shorter-term (and less expensive) revolver borrowings with new, long-term 8.625% senior notes. Interest expense, net of capitalized interest, was $18.7 million in the 2009 third quarter versus $11.0 million in the prior-year period. Capitalized interest was $3.8 million and $8.6 million for the 2009 and 2008 periods, respectively, primarily reflecting the suspension of interest capitalization on the indefinitely-postponed Atlantic City project, partially offset by increasing interest capitalization for the River City project.
Loss on Early Extinguishment of Debt. During the third quarter of 2009 and as discussed above, Pinnacle incurred charges of $8.8 million related to the early retirement of $125.5 million in aggregate principal amount of the Company’s 8.75% senior subordinated notes due 2013 and the repurchase of $75 million in aggregate principal amount of the Company’s 8.25% senior subordinated notes due 2012. Pinnacle redeemed the remaining $9.5 million in aggregate principal amount of its 8.75% senior subordinated notes on October 1, 2009, incurring another $482,000 in charges related to the early retirement of debt which will be recorded in the fourth quarter.
Discontinued Operations. In July 2008, the Company decided to discontinue operations of The Casino at Emerald Bay, the Company’s former boutique casino located in the Bahamas. This casino officially ceased operations on January 2, 2009. Results of operations for The Casino at Emerald Bay, including impairment charges, are reflected in discontinued operations. The Company also classifies its former Biloxi casino as discontinued operations pending final resolution of its outstanding insurance claim, including the related insurance proceeds received.
Provision for Income Taxes. Our effective income tax rate for continuing operations for the three and nine months ended September 30, 2009, was (2.8)% and (32.5)%, respectively, as compared to 52.9% and 20.5% for the same periods in 2008. These rates in the 2009 periods were negatively affected by non-deductible items, including state gaming revenue taxes that are not deductible for our Indiana state income taxes and certain foreign taxes of our Argentine subsidiary. Further, pursuant to applicable accounting guidance, there is no recognition of tax benefits for our U.S. operations in the current period.
Liquidity

At September 30, 2009, the Company had approximately $164 million in cash and cash equivalents, approximately $9.5 million of which was used on October 1, 2009 to fund the redemption of the remaining 8.75% senior subordinated notes not previously tendered, and an estimated $70 million of which is used in day-to-day operations. As of September 30, 2009, there were no outstanding borrowings under the Company’s recently amended $531 million bank credit facility. Approximately $12.6 million of letters of credit were outstanding. As of that same date, the Company had invested approximately $228 million in River City and had also capitalized interest on the project of approximately $15.0 million. The expected cash budget for River City is $357 million, plus capitalized interest in the mid-$20 million range, non-cash rent and operating cash, which is consistent with earlier cash budget estimates. Operating cash needs on a stabilized basis for the property are expected to be approximately $10 million. Subsequent to quarter-end, and through today’s date, the Company borrowed $18.5 million under its credit facility, and anticipates additional borrowings to fund its development projects and other general corporate needs.
Community Contribution

The Company pays significant taxes in the communities in which it operates. During the first nine months of 2009, Pinnacle paid or accrued $202 million in gaming taxes, $17.1 million in payroll taxes, $15.1 million in property taxes, and $5.7 million in sales taxes. Setting aside income taxes, the Company paid or accrued $240 million for taxes to state and local authorities in the first nine months of 2009.

Investor Conference Call

Pinnacle will hold a conference call for investors today, October 29, 2009, at 1:00 p.m. ET (10:00 a.m. PT) to discuss its 2009 third quarter and nine-month financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through November 12, 2009 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 35542900. The conference call will also be available for replay at www.pnkinc.com.
Non-GAAP Financial Measures

(1) Consolidated Adjusted EBITDA and Adjusted net income (loss) are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. The Company also uses Adjusted EBITDA as a measure of performance of its operating units. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains and losses, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations and a reconciliation of GAAP net income (loss) to Adjusted net income (loss).
About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is also developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the Boardwalk in Atlantic City, New Jersey.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance, future growth, anticipated milestones, completion and opening schedules of various projects, construction schedules and budgets of the various projects, continued improvement of operations at Lumière Place, the continued benefits of Proposition A in Missouri, the economic outlook of New Orleans area, the ability of the Company to borrow as it constructs its various projects under its Credit Facility may be constrained if the Company is unable to extend the maturity date and the Company’s ability to retain the gaming license for the President Casino are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources; (b) the Company may not be able to renew or extend its credit facility or enter into a new credit facility in today’s difficult markets; its ability to renew or extend its credit facility or enter into a new credit facility may be impaired further if current market conditions continue or worsen; if the Company is able to renew or extend its credit facility, it may be on terms substantially less favorable than the current credit facility; and the Company may face similar risks with respect to its outstanding bonds; (c) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (d) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (e) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, may negatively affect the market for the Company securities; (f) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (g) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (h) the Company may not be able to fix the hull of The Admiral Riverboat, on which the President Casino operates, prior to the expiration of the certification of the American Bureau of Shipping certification in July 2010; (i) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (j) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (k) the outcome of the lawsuit with one of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (l) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (m) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
(—financial tables follow—)

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2009	2008	2009	2008
Revenues:
Gaming	$227,353	$222,063	$694,546	$680,030
Food and beverage	16,576	17,012	48,063	47,254
Lodging	10,895	11,709	29,352	27,067
Retail, entertainment and other	10,553	12,070	28,627	31,406

	265,377	262,854	800,588	785,757

Expenses and other costs:
Gaming	137,640	132,182	408,090	410,035
Food and beverage	16,113	17,806	47,620	48,914
Lodging	6,313	6,538	18,289	16,110
Retail, entertainment and other	6,159	8,213	16,017	20,740
General and administrative	58,099	60,299	174,916	182,824
Depreciation and amortization	25,756	29,665	78,142	89,172
Pre-opening and development costs	8,602	14,571	21,120	45,914
Write-downs, reserves and recoveries, net	306	976	1,019	8,197

	258,988	270,250	765,213	821,906

Operating income (loss)	6,389	(7,396)	35,375	(36,149)
Other non-operating income	56	843	292	2,466
Interest expense, net of capitalized interest	(18,696)	(11,025)	(51,448)	(34,715)
Gain on sale of equity securities	—	—	12,914	—
Impairment of investment in equity securities	—	—	—	(22,636)
Loss on early extinguishment of debt	(8,831)	—	(8,831)	—

Loss from continuing operations before income taxes	(21,082)	(17,578)	(11,698)	(91,034)
Income tax (expense) benefit	(598)	9,295	(3,806)	18,620

Loss from continuing operations	(21,680)	(8,283)	(15,504)	(72,414)
Income (loss) from discontinued operations, net of income taxes	(241)	(3,561)	(778)	47,514

Net loss	$(21,921)	$(11,844)	$(16,282)	$(24,900)

Net loss per common share—basic
Loss from continuing operations	$(0.36)	$(0.14)	$(0.26)	$(1.21)
Income (loss) from discontinued operations, net of income taxes	(0.01)	(0.06)	(0.01)	0.79

Net loss per common share—basic	$(0.37)	$(0.20)	$(0.27)	$(0.42)

Net loss per common share—diluted
Loss from continuing operations	$(0.36)	$(0.14)	$(0.26)	$(1.21)
Income (loss) from discontinued operations, net of income taxes	(0.01)	(0.06)	(0.01)	0.79

Net loss per common share—diluted	$(0.37)	$(0.20)	$(0.27)	$(0.42)

Number of shares—basic	60,070	59,972	60,048	59,961
Number of shares—diluted	60,070	59,972	60,048	59,961

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$164,291	$125,030
Other assets	157,315	164,157
Land, buildings, riverboats and equipment, net	1,708,728	1,630,037

Total assets	$2,030,334	$1,919,224

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$262,833	$236,546
Long-term debt, including current portion	1,035,737	943,332

Total liabilities	1,298,570	1,179,878

Stockholders’ equity	731,764	739,346

Total liabilities and stockholders’ equity	$2,030,334	$1,919,224

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA
(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2009	2008	2009	2008
Revenues
L’Auberge du Lac	$85,805	$81,800	$260,798	$253,333
Boomtown New Orleans	32,646	37,424	106,394	118,856
Lumière Place (a)	55,591	45,673	162,917	126,968
Belterra Casino Resort	41,694	43,949	125,444	130,251
Boomtown Bossier City	23,311	22,521	70,795	68,242
Casino Magic Argentina	9,076	11,354	27,194	30,525
Boomtown Reno	11,505	14,925	29,666	37,084
President Casino	4,972	5,178	15,827	20,318
Other	777	30	1,553	180

Total Revenues	$265,377	$262,854	$800,588	$785,757

Adjusted EBITDA (b)
L’Auberge du Lac	$19,175	$18,636	$64,155	$59,914
Boomtown New Orleans	7,832	11,327	31,959	40,264
Lumière Place (a)	10,960	3,204	31,449	3,808
Belterra Casino Resort	7,209	8,503	23,205	23,685
Boomtown Bossier City	5,050	4,504	15,946	13,196
Casino Magic Argentina	2,413	3,742	7,406	9,628
Boomtown Reno	(146)	505	(1,384)	(2,887)
President Casino	(700)	(1,696)	(1,253)	(3,401)

	51,793	48,725	171,483	144,207
Corporate expenses	(8,660)	(8,866)	(26,065)	(30,196)

Consolidated Adjusted EBITDA (b)	$43,133	$39,859	$145,418	$114,011

Reconciliation to Loss from Continuing Operations
Consolidated Adjusted EBITDA	$43,133	$39,859	$145,418	$114,011
Depreciation and amortization	(25,756)	(29,665)	(78,142)	(89,172)
Pre-opening and development costs	(8,602)	(14,571)	(21,120)	(45,914)
Non-cash share-based compensation	(2,080)	(2,043)	(9,762)	(6,877)
Write-downs, reserves and recoveries, net	(306)	(976)	(1,019)	(8,197)
Other non-operating income	56	843	292	2,466
Interest expense, net of capitalized interest	(18,696)	(11,025)	(51,448)	(34,715)
Gain on sale of equity securities	—	—	12,914	—
Impairment of investment in equity securities	—	—	—	(22,636)
Loss on early extinguishment of debt	(8,831)	—	(8,831)	—
Income tax benefit (expense)	(598)	9,295	(3,806)	18,620

Loss from continuing operations	$(21,680)	$(8,283)	$(15,504)	$(72,414)

(a)
Lumière Place includes the Lumière Place Casino and two hotels. The Lumière Place Casino opened on December 19, 2007. The Pinnacle-owned Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008 following an extensive refurbishment.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA and Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2009	2008	2009	2008
Pre-opening and Development Costs
Atlantic City (a)	$2,738	$4,079	$8,268	$15,091
Baton Rouge	2,797	859	5,447	6,456
River City	2,112	1,183	4,907	3,756
Sugarcane Bay	544	718	1,739	2,166
Missouri Proposition A Initiative	—	5,798	—	6,987
Lumière Place	—	176	—	6,208
Kansas City (b)	—	1,639	—	4,368
Other	411	119	759	882

Total Pre-opening and Development Costs	$8,602	$14,571	$21,120	$45,914

(a)
In late 2008, management decided to complete certain demolition projects, but to otherwise suspend substantially all development activities in Atlantic City indefinitely. Such demolition activities were completed in December 2008. The continuing pre-opening and development costs include property taxes and other costs associated with ownership of the land.

(b)	The Company withdrew its application as an applicant for the Northeast Kansas Gaming Zone in September 2008.

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of GAAP Net Income to Adjusted Net Income (Loss)
(In thousands, except per share data, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Adjusted net income (loss) (a)
Net loss	$(21,921)	$(11,844)	$(16,282)	$(24,900)
Pre-opening and development costs	8,602	14,571	21,120	45,914
Non-cash share-based compensation	2,080	2,043	9,762	6,877
Write downs, reserves and recoveries, net	306	976	1,019	8,197
Gain on sale of equity securities	—	—	(12,914)	—
Impairment of investment in equity securities	—	—	—	22,636
Loss on early extinguishment of debt	8,831	—	8,831	—
Adjustment for taxes on above (b)	562	(9,301)	9,049	(17,105)
(Income) loss from discontinued operations, net of income taxes	241	3,561	778	(47,514)

Adjusted net income (loss)	$(1,299)	$6	$21,363	$(5,895)

Adjusted per common share — diluted
Net loss	$(0.37)	$(0.20)	$(0.27)	$(0.42)
Pre-opening and development costs	0.14	0.24	0.35	0.77
Non-cash share-based compensation	0.03	0.03	0.16	0.11
Write downs, reserves and recoveries, net	0.01	0.02	0.02	0.14
Gain on sale of equity securities	—	—	(0.21)	—
Impairment of investment in equity securities	—	—	—	0.38
Loss on early extinguishment of debt	0.15	—	0.15	—
Adjustment for taxes on above (b)	0.01	(0.15)	0.15	(0.29)
(Income) loss from discontinued operations, net of income taxes	0.01	0.06	0.01	(0.79)

Adjusted net income (loss) per common share — diluted	$(0.02)	$0.00	$0.36	$(0.10)

Number of shares — diluted	60,070	59,972	60,048	59,961

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).

(b)	Our effective income tax rate for continuing operations for the three and nine months ended September 30, 2009 was (2.8)% and (32.5)%, respectively, and 52.9% and 20.5% for the same periods in 2008.